EXHIBIT 99.6
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                             HR PRODUCTION AGREEMENT
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                            GINA D & THE ICELY BROS.
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     THIS AGREEMENT is entered into with an effective date of June 4, 2001, by and between Raven Moon International, Inc., a Florida corporation, with principal offices located at 120 International Parkway, Suite 120, Heathrow, Florida 32746 (Company and Hacker-Rumsey (HR) (Donald L. Hacker, whose address is 11673 Ramsdell Court; San Diego, CA; 92131 and Royce Rumsey).

1.   PRODUCTION SERVICES:

     Company agrees to engage HR hereunder, HR agrees to provide Company, as of the effective date of this agreement, Co-Executive Production services for "Gina D and the Icely Bros", a concept developed by HR. HR shall provide overall direction of the development, production and editing of a promotional video presentation estimated between 4 and 5 minutes. It is recognized that HR shall engage certain pre-existing production services currently under contract with Company, specifically, Summit Entertainment/Toby Martin. Such services will be separately contracted with HR directly.

2.   CREATIVE AUTHORITIES:

     In exchange for providing such services, HR shall be granted along with Co-Executive Producers J&B DiFrancesco full and final creative authority over all aspects of the project, including, but not limited to, script, location, direction, casting, music, character development, and editing. This final authority will be exercised with discretion and with complete consultation with the Company.

3.   PRODUCTION BUDGET:

     The Company agrees to provide HR with the following production payments:

              $13,000.00    June 1,  2001
              $ 7,050.00    June 17, 2001
              $ 9,000.00    Upon Delivery
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              $29,050.00    Total
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4.   GUARANTEE PROVISIONS.

     All payments outlined in section 3 shall be fully guaranteed by Company. In the event the Company does nor meet its timely financial obligation hereunder, The Company shall release all . HR optioned properties according to the terms of The Interim Management Agreement.


RAVEN MOON INTERNATIONAL, INC.              HACKER RUMSEY


By:  /s/  Joey DiFrancesco                  By:  /s/  Donald L. Hacker
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          Joey DiFrancesco                            Donald L. Hacker

Title:    President                         Title:
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Date:         6/5/01                        Date:
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